UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2015

Strategic Realty Trust, Inc.

(Exact name of Registrant specified in its Charter)

Maryland	000-54376	90-0413866
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

400 South El Camino Real, Suite 1100

San Mateo, California, 94402

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 343-9300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On August 25, 2015, Strategic Realty Trust, Inc. (the “Company”) sent a newsletter to its shareholders to provide information regarding the establishment of the Company’s estimated value per share and the Special Distribution (as defined and described below). The Company also posted the newsletter to its web site. A copy of the shareholder newsletter is filed as Exhibit 99.1 to this Current Report on Form 8-K. Copies of the election form and accompanying materials with respect to the Special Distribution are filed as Exhibits 99.2 and 99.3, respectively, to this Current Report on Form 8-K.

The information in this Item 7.01 of Form 8-K and the attached Exhibits 99.1, 99.2 and 99.3 are furnished to the Securities and Exchange Commission (“SEC”), and shall not be deemed to be “filed” with the SEC for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act regardless of any general incorporation language in such filing.

Item 8.01. Other Events.

Estimated Value Per Share

On August 7, 2015, the Company’s board of directors approved an estimated value per share of the Company’s common stock of (i) before giving effect to the declaration of the Special Distribution (as defined and described below) together with the payment of the penalty interest due to the Internal Revenue Service related thereto (the “Penalty Interest”), $6.81 per share based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, divided by the number of shares and operating partnership units outstanding, all as of July 1, 2015, and (b) after giving effect to the declaration of the Special Distribution and the payment of the Penalty Interest, $6.57 per share as of August 7, 2015, based on the foregoing and input from SRT Advisor, LLC (the “Advisor”) with respect to the absence of material changes concerning the foregoing between July 1, 2015 and August 7, 2015. The Company is providing this estimated value per share to assist broker-dealers that participated in the Company’s initial public offering in meeting their customer account statement reporting obligations under National Association of Securities Dealers Conduct Rule 2340 as required by the Financial Industry Regulatory Authority (“FINRA”). The valuation as of July 1, 2015 was performed in accordance with the provisions of Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Investment Program Association (“IPA”) in April 2013.

The Company’s independent directors are responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine the Company’s estimated value per share, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals. The estimated value per share was determined after consultation with the Advisor and with Robert A. Stanger & Co, Inc. (“Stanger”), an independent third-party valuation firm. The engagement of Stanger was approved by the board of directors, including all of its independent members. Stanger prepared appraisal reports, summarizing key inputs and assumptions, for each of the real estate properties it appraised, and reviewed the Company’s real estate related investments, cash, other assets, mortgage debt and other liabilities, using Company financial information provided by the Advisor. The methodologies and assumptions used to determine the estimated value of the Company’s assets and liabilities are described further below.

Stanger used the appraised values of the Company’s real estate properties, together with its estimated value of the Company’s notes payable and non-controlling interests and the Advisor’s estimated value of each of the Company’s other assets and liabilities, to calculate and recommend an estimated net asset value per share of the Company’s common stock as of July 1, 2015 and before giving effect to the declaration of the Special Distribution and the payment of the Penalty Interest. Stanger also observed an estimated net asset value per share of the Company’s common stock as of July 1, 2015 after giving effect to the declaration of the Special Distribution and the payment of the Penalty Interest. Upon the board of directors’ receipt and review of Stanger’s valuation report, and in light of other factors considered, the board of directors, including the independent directors, approved (a) $6.81 as the estimated value of the Company’s common stock as of July 1, 2015 before giving effect to the declaration of the Special Distribution and the payment of the Penalty Interest, and (b) $6.57 as the estimated value of the Company’s common stock as of August 7, 2015 after giving effect to the declaration of the Special Distribution and the payment of the Penalty Interest, which determinations are ultimately and solely the responsibility of the board of directors.

The table below sets forth the calculation of the Company’s estimated value per share as of July 1, 2015 both before and after giving effect to the Special Distribution and the payment of the Penalty Interest:

Estimated Value Per Share

(Dollars in Thousands, Except Per Share)

Assets
Investments in Real Estate, Net	$144,425
Cash and Cash Equivalents	3,394
Restricted Cash	5,530
Prepaid Expenses	796
Accounts Receivables, Net	713
Notes Receivable	7,152
Investment in Unconsolidated JV	5,432
Deferred Costs and Intangibles, Net	0
Total Assets	167,443

Liabilities
Notes Payable	($87,035)
Accounts Payable and Accrued Expenses	(2,549)
Other Liabilities	(745)
Below Market Lease Intangibles, Net	0
Total Liabilities	(90,329)

Total Stockholders Equity	77,114

Shares & OP Units Outstanding	11,323,594

Estimated Value Per Share Before Giving Effect to the Special Distribution and Penalty Interest	$6.81
Special Distribution	($2,248)
Penalty Interest	($440)
Estimated Value Per Share After Giving Effect to the Special Distribution and Penalty Interest	$6.57

Based on input from the Advisor regarding the absence of material developments with respect to the foregoing and in order to comply with IRS requirements with respect to the Special Distribution, the board of directors brought forward the foregoing valuation, to be as of August 7, 2015 for purposes of arriving at a valuation that is after giving effect to the declaration of the Special Distribution.

FINRA’s current rules provide no guidance on the methodology an issuer must use to determine its estimated value per share. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. The estimated value per share is not audited and does not represent the fair value of the Company’s assets less its liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of the Company’s assets and liabilities or the amount the Company’s shares of common stock would trade at on a national securities exchange. The estimated value per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account estimated disposition costs and fees for real estate properties that are not held for sale, debt prepayment penalties that could apply upon the prepayment of certain of the Company’s debt obligations or the impact of restrictions on the assumption of debt.

Methodology

The Company’s goal in calculating an estimated value per share is to arrive at a value that is reasonable and supportable using what the Company deems to be appropriate valuation methodologies and assumptions and a process that is in compliance with the valuation guidelines established by the IPA. The following is a summary of the valuation and appraisal methodologies used to value the Company’s assets and liabilities:

Real Estate

Independent Valuation Firm

Stanger was selected by the Advisor and approved by the Company’s independent directors and board of directors to appraise 15 of the Company’s real estate properties. Stanger is engaged in the business of appraising commercial real estate properties and is not affiliated with the Company or the Advisor. The compensation the Company pays to Stanger is based on the scope of work and not on the appraised values of the Company’s real estate properties. The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation. Each appraisal was reviewed, approved and signed by an individual with the professional designation of MAI licensed in the state where each real property is located. The use of the reports is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives. In preparing its appraisal reports, Stanger did not, and was not requested to, solicit third-party indications of interest for the Company’s common stock in connection with possible purchases thereof or the acquisition of all or any part of the Company.

Stanger collected reasonably available material information that it deemed relevant in appraising the Company’s real estate properties. Stanger relied in part on property-level information provided by the Advisor, including (i) property historical and projected operating revenues and expenses; (ii) property lease agreements and/or lease abstracts; and (iii) information regarding recent or planned capital expenditures.

In conducting their investigation and analyses, Stanger took into account customary and accepted financial and commercial procedures and considerations as they deemed relevant. Although Stanger reviewed information supplied or otherwise made available by the Company or the Advisor for reasonableness, they assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to them by any other party and did not independently verify any such information. Stanger has assumed that any operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Stanger were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management, board of directors and/or the Advisor. Stanger relied on the Company to advise them promptly if any information previously provided became inaccurate or was required to be updated during the period of their review.

In performing its analyses, Stanger made numerous other assumptions as of various points in time with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond their control and the Company’s control. Stanger also made assumptions with respect to certain factual matters. For example, unless specifically informed to the contrary, Stanger assumed that the Company has clear and marketable title to each real estate property appraised, that no title defects exist, that any improvements were made in accordance with law, that no hazardous materials are present or were present previously, that no significant deed restrictions exist, and that no changes to zoning ordinances or regulations governing use, density or shape are pending or being considered. Furthermore, Stanger’s analyses, opinions and conclusions were necessarily based upon market, economic, financial and other circumstances and conditions existing as of or prior to the date of the appraisal, and any material change in such circumstances and conditions may affect Stanger’s analyses and conclusions. Stanger’s appraisal reports contain other assumptions, qualifications and limitations that qualify the analyses, opinions and conclusions set forth therein. Furthermore, the prices at which the Company’s real estate properties may actually be sold could differ from Stanger’s analyses.

Stanger is actively engaged in the business of appraising commercial real estate properties similar to those owned by the Company in connection with public security offerings, private placements, business combinations and similar transactions. The Company engaged Stanger to deliver the appraisal reports and assist in the net asset value calculation and Stanger received compensation for those efforts. In addition, the Company has agreed to indemnify Stanger against certain liabilities arising out of this engagement. In the two years prior to the date of this filing, Stanger has provided commercial real estate advisory services for the Company and has received usual and customary fees in connection with those services. Stanger may from time to time in the future perform other services for the Company, so long as such other services do not adversely affect the independence of Stanger as certified in the applicable appraisal report.

Although Stanger considered any comments received from the Company or the Advisor to their appraisal reports, the final appraised values of the Company’s real estate properties were determined by Stanger. The appraisal reports for the Company’s real estate properties are addressed solely to the Company to assist it in calculating and recommending an updated estimated value per share of the Company’s common stock. The appraisal reports are not addressed to the public and may not be relied upon by any other person to establish an estimated value per share of the Company’s common stock and do not constitute a recommendation to any person to purchase or sell any shares of the Company’s common stock.

The foregoing is a summary of the standard assumptions, qualifications and limitations that generally apply to Stanger’s appraisal reports. All of the Stanger appraisal reports, including the analysis, opinions and conclusions set forth in such reports, are qualified by the assumptions, qualifications and limitations set forth in the respective appraisal reports.

Real Estate Valuation

Stanger appraised each of the Company’s real estate properties, using various methodologies including a direct capitalization analysis, discounted cash flow analyses and sales comparison approach and relied primarily on 10-year discounted cash flow analyses for the final valuations of each of the real estate properties. Stanger calculated the discounted cash flow value of the Company’s real estate properties using property-level cash flow estimates, terminal capitalization rates and discount rates that fall within ranges they believe would be used by similar investors to value the properties the Company owns based on recent comparable market transactions adjusted for unique property and market-specific factors.

As of July 1, 2015, the Company wholly owned  12 real estate assets. The total acquisition cost of these properties was $129,752,000 excluding acquisition fees and expenses. In addition, through July 1, 2015 the Company had invested $1,577,000 in capital and tenant improvements on these 12 real estate assets since inception. As of July 1, 2015, the total appraised value of the Company’s wholly owned real estate properties was provided by Stanger using the appraisal methods described above was $144,425,000. The total appraised real estate value as of July 1, 2015 compared to the total acquisition cost of the Company’s real estate properties plus subsequent capital improvements through July 1, 2015, results in an overall increase in the real estate value of approximately $13,096,000 or approximately 9.97%. The following summarizes the key assumptions that were used in the discounted cash flow models used to arrive at the appraised real estate property values:

		Weighted
	Range	Average

Terminal Capitalization Rate	6.75%-8.50%	7.42%

Discount Rate	7.50%-10.00%	8.47%

Income and Expense Growth Rate	3.00%	3.00%

As of July 1, 2015, the Company owned three properties through a joint venture between a wholly owned subsidiary of the Company, Grocery Retail Grand Avenue Partners, LLC, a subsidiary of Oaktree Real Estate Opportunities Fund VI, L.P., and GLB SGO, LLC, a wholly owned subsidiary of Glenborough Property Partners, LLC (the “Joint Venture”). Stanger valued the Joint Venture using the terms of the joint venture agreement relating to the allocation of the economic interests between the Company and its joint venture partners, as applied to a 10-year discounted cash flow analysis derived from the appraisals of each of the properties and the terms of liabilities encumbering the Joint Venture properties and other fees and expenses of the Joint Venture. For more information regarding the Joint Venture, please see the Company’s Current Report on Form 8-K, filed with the SEC on March 17, 2015.

While the Company believes that Stanger’s assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the calculation of the appraised value of the Company’s real estate properties and thus, the estimated value per share. The table below illustrates the impact on the estimated value per share if the terminal capitalization rates or discount rates were adjusted by 25 basis points, and assuming all other factors remain unchanged, with respect to the real estate properties referenced in the table above. Additionally, the table below illustrates the impact on the estimated value per share if the terminal capitalization rates or discount rates were adjusted by 5% in accordance with the IPA guidance:

	Increase (Decrease) on the Estimated Value Per Share due to
	Decrease 25 Basis Points	Increase 25 Basis Points	Decrease 5.0%	Increase 5.0%

Terminal Capitalization Rates	$0.25	($0.22)	$0.37	($0.32)

Discount Rates	$0.24	($0.22)	$0.42	($0.39)

Notes Payable

Values for mortgage loans were estimated by Stanger using a discounted cash flow analysis, which used inputs based on the remaining loan terms and estimated current market interest rates for mortgage loans with similar characteristics, including remaining loan term, loan-to-value ratios, debt-service-coverage ratios, prepayment terms, and collateral property attributes (i.e. age, location, etc.). The current market interest rate was generally determined based on market rates for available comparable debt. The estimated current market interest rates for mortgage loans ranged from 4.10% to 8.00%.

As of July 1, 2015, Stanger’s estimate of fair value and the carrying value of the Company’s notes payable were $87.0 million and $85.2 million, respectively. The weighted-average discount rate applied to the future estimated debt payments, which have a weighted-average remaining term of 3.6 years, was approximately 4.5%. The table below illustrates the impact on the Company’s estimated value per share if the discount rates were adjusted by 25 basis points, and assuming all other factors remain unchanged, with respect to the Company’s notes payable. Additionally, the table below illustrates the impact on the estimated value per share if the discount rates were adjusted by 5% in accordance with the IPA guidance:

	Adjustment to Discount Rates
	+25BPS	-25BPS	+ 5%	- 5%

Estimated Fair Value	$86,471	$87,607	$86,527	$87,549
Weighted Average Discount Rate	4.8%	4.3%	4.8%	4.3%
Change in Value Per Share	($0.05)	$0.05	($0.04)	$0.04

Other Assets and Liabilities

The carrying values of a majority of the Company’s other assets and liabilities are considered to equal their fair value due to their short maturities or liquid nature. Certain balances, such as straight-line rent receivables, lease intangible assets and liabilities, deferred financing costs, unamortized lease commissions and unamortized lease incentives, have been eliminated for the purpose of the valuation due to the fact that the value of those balances were already considered in the valuation of the respective investments.

Different parties using different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the Company’s portfolio and the management of those assets and in response to the real estate and finance markets.

Special Distribution

As further described below, on August 7, 2015 the board of directors of the Company authorized a Special Distribution of $2,248,000 on its common stock, par value $0.01 per share, as of the close of business on August 10, 2015.

Limitations of Estimated Value Per Share

As mentioned above, the Company is providing this estimated value per share to assist broker-dealers that participated in the Company’s initial public offering in meeting their customer account statement reporting obligations. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share. The estimated value per share is not audited and does not represent the fair value of the Company’s assets or liabilities according to GAAP.

Accordingly, with respect to the estimated value per share, the Company can give no assurance that:

•	a shareholder would be able to resell his or her shares at this estimated value;

•	a shareholder would ultimately realize distributions per share equal to the Company’s estimated value per share upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;

•	the Company’s shares of common stock would trade at the estimated value per share on a national securities exchange;

•	an independent third-party appraiser or other third-party valuation firm would agree with the Company’s estimated value per share; or

•	the methodology used to estimate the Company’s value per share would be acceptable to FINRA or for compliance with ERISA reporting requirements.

Further, the value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the Company’s portfolio and the management of those assets and in response to the real estate and finance markets. The estimated value per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share does not take into account estimated disposition costs and fees for real estate properties that are not held for sale, debt prepayment penalties that could apply upon the prepayment of certain of the Company’s debt obligations or the impact of restrictions on the assumption of debt. The Company currently expects to utilize the Advisor and/or an independent valuation firm to update the estimated value per share in 2016, in accordance with the recommended IPA guidelines.

Forward-Looking Statements

The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “ estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Actual results may differ materially from those contemplated by such forward-looking statements. These statements depend on factors such as: projected cash flows; expected cap rates; future economic, competitive and market conditions; the Company’s ability to maintain occupancy levels and lease rates at its real estate properties; and other risks identified in Part I, Item IA of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated value per share.

Special Distribution

In June 2011, the Company acquired a debt obligation (the “Distressed Debt”) for $18 million under its prior advisor, TNP Strategic Retail Advisor, LLC. In October 2011, the Company received the underlying collateral (the “Collateral”) with respect to the Distressed Debt in full settlement of its debt claim (the “Settlement”). At the time of the Settlement, the Company received an independent valuation of the Collateral’s fair market value (“FMV”) of $27.6 million. The Settlement resulted in taxable income to the Company in an amount equal to the FMV of the Collateral less its adjusted basis for tax purposes in the Distressed Debt. Such income was not properly reported on the Company’s 2011 federal income tax return, and the Company did not make a sufficient distribution of taxable income for purposes of the real estate investment trust qualification rules (the “2011 Underreporting”). The Company is able to rectify the 2011 Underreporting by paying a special distribution to its shareholders.

On August 7, 2015, the board of directors of the Company authorized a special distribution (the “Special Distribution”) of $2,248,000 on its common stock, par value $0.01 per share (the “Common Shares”), as of the close of business on August 10, 2015 (the “Record Date”). Subject to the limitations described below, the Special Distribution will be payable in cash, Common Shares or a combination of cash and Common Shares to, and at the election of, the shareholders of record as of the Record Date. The Company expects to pay the Special Distribution on November 3, 2015.

On August 26, 2015, Phoenix American Financial Services, Inc. (“Phoenix”), the Company’s election agent for the Special Distribution, commenced distribution of an election form (the “Election Form”) and accompanying materials containing information regarding the Special Distribution (the “Accompanying Materials”) to the holders of record of Common Shares as of the Record Date. If a shareholder has any questions about completing or submitting the Election Form, or needs a new Election Form, such shareholder of record may call Phoenix at 855-306-1776.

As of the Record Date, the Company had approximately 11.3 million Common Shares outstanding. Based on such amount, the Special Distribution is valued at approximately $0.20 per Common Share. Shareholders will have the right to elect, prior to 5:00 p.m. Eastern Time, on October 26, 2015 (the “Election Deadline”), to be paid their pro rata portion of the Special Distribution all in cash (a “Cash Election”), all in Common Shares (a “Share Election”) or a combination of cash and Common Shares (a “Mixed Election”); provided, however, that the total amount of cash payable to all shareholders in the Special Distribution will be $449,600 (the “Cash Amount”), with the balance of the Special Distribution, or $1,798,400 (the “Share Amount”), payable in the form of Common Shares. Shareholders who do not return an Election Form, or who otherwise fail to properly complete an Election Form, before the Election Deadline, will be deemed to have made a Share Election and will therefore receive their pro rata portion of the Special Dividend in all Common Shares. The total number of Common Shares to be issued in the Special Distribution will be 273,600, which was determined by dividing $1,798,400 by $6.57, the estimated value of the Common Shares after giving effect to the declaration of the Special Distribution.

Share Redemption Program

On August 7, 2015, the board of directors of the Company approved the amendment and restatement of the Amended and Restated Share Redemption Program (the “Second Amended and Restated SRP”). Under the Second Amended and Restated SRP, the redemption date with respect to third quarter 2015 redemptions will be November 10, 2015 or the next practicable date as the President of the Company shall determine so that redemptions with respect to the third quarter of 2015 will be delayed until after the payment date for the Special Distribution. With this revision, shareholders who are to have 100% of their shares redeemed will not be left holding a small number of shares from their Special Distribution after the date of the redemption of their shares.

The other material terms of the Second Amended and Restated SRP are consistent with the terms of the Amended and Restated Share Redemption Program that was in effect immediately prior to August 7, 2015. The full text of the Second Amended and Restated SRP is filed as Exhibit 99.4 to this Current Report on Form 8-K.

Third Quarter Distribution

On August 7, 2015, the board of directors of the Company declared distributions for the third quarter of 2015 in the amount of $0.06 (six cents) per share on the outstanding shares of common stock of the Company, payable to shareholders of record of such shares as shown on the books of the Company at the close of business on September 30, 2015. Such distributions will be paid on October 30, 2015.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Ex.	Description

99.1	Shareholder Newsletter, dated August 25, 2015
99.2	Special Distribution Election Form
99.3	Accompanying Materials to Special Distribution Election Form
99.4	Second Amended and Restated Share Redemption Program

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC REALTY TRUST, INC.

Dated: August 25, 2015	By:	/s/ Andrew Batinovich
Andrew Batinovich Chief Executive Officer